EXHIBIT 99

                                                                   April 1, 2002

SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

         Re: Confirmation of Arthur Andersen LLP Representations

Ladies and Gentlemen:

      This letter confirms that Katy Industries, Inc. has received from Arthur Andersen LLP ("Andersen"), the independent public accountant engaged by the company to audit the company's financial statements that are included in the Form 10-K to which this letter is filed as an exhibit, a representation letter addressed to the company and stating that:

      o the audit conducted by Andersen was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards; and

      o there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

                                                     Very truly yours,


                                                     Katy Industries, Inc.

                                                     Amir Rosenthal
                                                     Chief Financial Officer